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Exhibit 10.117

Non SMD/Retirement Version

COUNTRYWIDE FINANCIAL CORPORATION

2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

        The Participant specified below has been granted these Restricted Stock Units ("Units") by COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the "Company") under the terms of the COUNTRYWIDE FINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN (the "Plan"). The Units shall be subject to the terms and conditions set forth herein (the "Agreement") as well as the terms of the Plan.

        Section 1.    Award.    In accordance with the Plan, the Company hereby grants to the Participant the number of Units set forth below. On any date, a Unit has a value equal to the Fair Market Value of one share of Stock. The Participant shall have no rights with respect to a Unit until the Unit vests in accordance with Section 3 of this Agreement. Prior to actual payment, Units represent an unsecured obligation of the Company, payable only from the general assets of the Company. The Units are in all respects limited and conditioned as provided herein. Except where the context clearly implies to the contrary, any capitalized terms in this award shall have the meaning ascribed to them in the Plan.

        Section 2.    Terms of Award.    The following words and phrases relating to the grant of the Units shall have the following meanings:

        (a)   The "Participant" is <First Name> <Last Name>.

        (b)   The "Grant Date" is <Date>.

        (c)   The number of "Units" is <Units>.

        Section 3.    Vesting.

        (a)   Except as otherwise provided in this Agreement, Units will vest as indicated in the following table, provided, in each case, the Participant has not had a Termination of Service prior to the applicable vesting date(s):

INSTALLMENT	VESTING DATES
33%	1st Anniversary of Grant Date
33%	2nd Anniversary of Grant Date
34%	3rd Anniversary of Grant Date

        (b)   Notwithstanding the foregoing provisions of this Section 3 or any provision of Section 4.1 of the Plan to the contrary, all Units shall vest immediately upon the earliest of the following events to occur (the "Event Date"): (i) the Participant's Termination of Service as a result of a "Workforce Reduction" (as defined below), (ii) a Change in Control other than the "Merger" (as defined in the Agreement and Plan of Merger by and among Countrywide Financial Corporation, Bank of America Corporation and Red Oak Merger Corporation dated as of January 11, 2008 (the "Merger Agreement")) that occurs on or before the Participant's Termination of Service (provided that, for such purpose, from and after the "Effective Time", as defined in the Merger Agreement, a Change in Control shall be determined by reference to Bank of America Corporation rather than the Company) or (iii) the Participant's Termination of Service as a result of the Participant's death, Disability or "Retirement". For purposes of this Agreement, and notwithstanding any provisions of the Plan to the contrary, Retirement means the Participant's Termination of Service after having attained at least age sixty-five (65).

        (c)   For purposes of this Agreement, a Workforce Reduction means a Participant's Termination of Service that results in the Participant becoming eligible to receive severance pay under the Countrywide

Financial Corporation Change in Control Severance Plan (As Amended and Restated June 14, 2006) or any other severance plan of the Company, Bank of America Corporation or any of their affiliates under which the Participant is covered at the time of the Participant's Termination of Service. A PARTICIPANT'S TERMINATION OF SERVICE SHALL NOT BE CONSIDERED DUE TO WORKFORCE REDUCTION UNLESS THE PARTICIPANT EXECUTES A GENERAL RELEASE OF CLAIMS AGAINST THE COMPANY AND ITS AFFILIATES IN A FORM CUSTOMARILY USED BY THE PARTICIPANT'S EMPLOYER AT THE TIME OF THE PARTICIPANT'S TERMINATION OF SERVICE AS APPLICABLE TO SIMILARLY SITUATED EMPLOYEES, AS WELL AS ANY OTHER DOCUMENTS AS MAY BE REQUIRED BY THE PARTICIPANT'S EMPLOYER IN CONNECTION WITH RECEIVING SEVERANCE BENEFITS UNDER THE APPLICABLE SEVERANCE PLAN. ALL SUCH DOCUMENTS SHALL BE EXECUTED AS SOON AS ADMINISTRATIVELY PRACTICABLE FOLLOWING THE PARTICIPANT'S TERMINATION OF SERVICE, BUT IN NO EVENT MORE THAN SEVENTY-FIVE DAYS FOLLOWING THE PARTICIPANT'S TERMINATION OF SERVICE.

        (d)   Notwithstanding any contrary provision of this Agreement, any Units that have not vested pursuant to this Section 3 will be forfeited and cancelled immediately upon Participant's Termination of Service.

        Section 4.    Settlement of Units.    As soon as administratively practicable following the applicable Vesting Date identified in Section 3(a) of this Agreement or the applicable Event Date identified in Section 3(b) of this Agreement, but in no event more than seventy-five days following such Vesting Date or Event Date, as applicable, the Company shall make a cash payment to the Participant equal to the Fair Market Value of one share of Stock as of the Vesting Date or Event Date, as applicable, in settlement of each vested Unit then payable.

        Section 5.    Withholding.    All payments pursuant to this Agreement shall be subject to withholding of all applicable Federal, state and local income taxes, as determined by the Company, in its sole discretion.

        Section 6.    Heirs and Successors.    The Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been settled or distributed, respectively, at the time of the Participant's death, such rights shall be settled and payable to the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Agreement. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on a form as the Committee may require. The designation of beneficiary form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to choose a Designated Beneficiary, or if no Designated Beneficiary survives the Participant, any rights that would have been payable to the Participant shall be payable to the legal representative of the estate of the Participant. If a Designated Beneficiary survives the Participant but dies before the settlement of Designated Beneficiary's rights under this Agreement, then any rights that would have been payable to the Designated Beneficiary shall be payable to the legal representative of the estate of the Designated Beneficiary.

        Section 7.    Non-Transferability of Unit.    Except as otherwise provided in Section 6 of this Agreement, the Units are non-transferable at all times. The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of (together, "Transfer") any Units awarded under this Agreement. Any attempted Transfer of Units shall be null and void and will result in the immediate forfeiture and cancellation of all of the Units subject to this Agreement.

        Section 8.    No Voting or Dividend Rights.    The Participant shall at no time be a shareholder of record with respect to the Units and shall at no time have any voting rights or rights to dividends or dividend equivalents with respect to the Units.

        Section 9.    Securities Laws.    The Participant acknowledges that certain restrictions under state or Federal securities laws may apply with respect to the Units granted pursuant to this Award. Participant hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to applicable state and Federal securities laws.

        Section 10.    Adjustments.    The existence of this award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company's common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        Section 11.    Electronic Delivery.    The Company may, in its sole discretion, decide to deliver any documents related to this grant or future awards that may be granted under the Plan by electronic means or request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

        Section 12.    Administration.    The authority to manage and control the operation and administration of the Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Agreement as it has with respect to the Plan. Any interpretation of the Agreement or the Plan by the Committee and any decision made by it with respect to the Agreement or the Plan are final and binding on all persons.

        Section 13.    Plan Governs.    Notwithstanding anything in the Agreement to the contrary, the Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. The Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Participant acknowledges having read the Plan Prospectus and agrees to be bound by all of the terms and conditions of the Plan and the Agreement.

        Section 14.    Not An Employment Contract.    The Units will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

        Section 15.    Amendment.    The Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

        Section 16.    Severability.    In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between the Participant and the Company regarding the Units. Any prior agreements, commitments or negotiations concerning the Units are superseded.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant hereby executes and acknowledges acceptance of the terms and conditions of this Agreement.

Countrywide Financial Corporation:

/s/ BECKY BAILEY Becky Bailey MD, Global Benefits and Executive Compensation

Yes, I do accept
(Click here to accept the terms and conditions of the Agreement and to acknowledge your receipt and understanding of the
2006 Equity Incentive Plan Prospectus.)

No, I do not accept
(Click here to reject and forfeit the award.)

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  Exhibit 10.117
COUNTRYWIDE FINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT AWARD AGREEMENT